News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
April 18, 2007	Michael A. Carty at (812) 238-6264

Increased Earnings Reported by First Financial Corporation

Terre Haute, Indiana — First Financial Corporation (NASDAQ:THFF) today announced net income of $6.4 million for the first quarter of 2007 representing an increase of 16.6% over net income for the same period of 2006. Earnings per share increased 17.1% to $0.48, an increase of $0.07 per average share outstanding.

Net interest income improved from an increase in earning assets funded primarily by growth in non-interest bearing deposits. Loans and deposits each increased by 0.81% or approximately $12 million. Shareholders equity grew $5.2 million and correspondingly book value per share increased $0.53 compared to the first quarter of 2006.

The Corporation reduced non-interest expense by $158 thousand which led to an efficiency ratio of 58.1% compared to 60.0% for the same period of 2006. Careful attention to costs allowed the Corporation to achieve this result while at the same time First Financial Bank opened a new banking center in Greencastle, Ind. The number of full time equivalent employees was reduced as the Corporation continued to realize efficiencies gained through the consolidation of its subsidiary banks.

First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

First Financial Corporation

For the Quarter Ending March 31, 2007

(Dollar amounts in thousands except per share data)

	03/31/07	03/31/06	Change	% Change

Quarter to Date Information:

Net Income	$6,423	$5,509	$914	16.59%
Earnings Per Average Share	$0.48	$0.41	$0.07	17.07%
Return on Assets	1.18%	1.03%	0.15%	14.56%
Return on Equity	9.36%	8.08%	1.28%	15.84%
Net Interest Margin	3.91%	3.94%	-0.03%	-0.76%
Net Interest Income	$18,457	$18,396	$61	0.33%
Non-Interest Income	$8,147	$7,413	$734	9.90%
Non Interest Expense	$16,058	$16,216	($158)	-0.97%
Loss Provision	$1,690	$2,203	($513)	-23.29%
Net Charge Offs	$2,029	$1,386	$643	46.39%
Efficiency Ratio	58.09%	60.00%	-1.90%	-3.17%

Balance Sheet:

Assets	$2,203,730	$2,154,770	$48,960	2.27%
Deposits	$1,515,288	$1,503,044	$12,244	0.81%
Loans	$1,392,422	$1,381,258	$11,164	0.81%
Shareholders’ Equity	$277,015	$271,833	$5,182	1.91%
Book Value Per Share	$20.94	$20.42	$0.53	2.58%
Average Assets	2,169,732	$2,134,362	$35,370	1.66%